                                        EXHIBIT 11

        EARNINGS PER SHARE CALCULATIONS -- PRIMARY AND FULLY DILUTED

(Restated for stock splits)

                                                                      YEAR ENDED DECEMBER 31
                                                          1995                 1994               1993
PRIMARY
NET INCOME                                          $141,814,000        $137,084,000         $131,324,000

Deduct dividends on preferred stock                          -0-                 -0-                  -0-
                                                    ------------        ------------         ------------

INCOME FOR PRIMARY
   E.P.S. CALCULATION                               $141,814,000        $137,084,000         $131,324,000
                                                    ============        ============         ============

Average common shares outstanding                     45,262,848          45,057,910           44,968,153

Common stock equivalents                                 342,426             351,440              260,338
                                                    ------------        ------------         ------------

SHARES FOR PRIMARY
   E.P.S. CALCULATION                                 45,605,274          45,409,350           45,228,491
                                                    ============        ============         ============

PRIMARY E.P.S.                                      $       3.11        $       3.02         $       2.90
                                                    ============        ============         ============

FULLY DILUTED E.P.S.                                $       3.11        $       3.02         $       2.90
                                                    ============        ============         ============

